Exhibit 3.4

                                VICOR CORPORATION
                           Certificate of Amendment of
                      Restated Certificate of Incorporation

      Vicor Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

      First, that the first paragraph of Article FOURTH of the Restated Certificate of Incorporation of the Corporation is hereby amended to read as follows:

                  FOURTH: The total number of shares of capital stock which the
            Corporation shall have authority to issue shall be seventy-seven million (77,000,000) shares, of which sixty-two million (62,000,000) shall be Common Stock, par value $.01 per share ("Common Stock"), fourteen million (14,000,000) shall be Class B Common Stock, par value $.01 per share ("Class B Common Stock"), and one million (1,000,000) shall be Preferred Stock, par value $.01 per share, issuable in series ("Preferred Stock").

      Second, that said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by Patrizio Vinciarelli, its President, and Thomas A. St. Germain, its Secretary, this 23 day of June, 1992.

                                      VICOR CORPORATION

                                      By: /s/ Patrizio Vinciarelli
                                          --------------------------------
                                          Patrizio Vinciarelli,
                                          President

ATTEST:

/s/ Thomas A. St. Germain
---------------------------------
Thomas A. St. Germain,  Secretary
[Corporate Seal]


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